UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2010

B of I HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01:	Other Events

SIGNATURE

Item 8.01.	Other Events.

On February 25, 2010 the Board of Directors of BofI Holding, Inc. (the “Company”) adopted a resolution requiring the holders of the Company’s Series B 8% Cumulative Convertible Nonparticipating Perpetual Preferred Stock (the “Series B Preferred Stock”) to convert all shares of Series B Preferred Stock into the Company’s common stock in accordance with the terms of the Certificate of Designation for the Series B Preferred Stock (the “Mandatory Conversion”). There are issued and outstanding 4,790 shares of Series B Preferred Stock, with a face value of $4.79 million, which are convertible into approximately 532,000 shares of the Company’s common stock. On March 3, 2010 the Company sent Notice of the Mandatory Conversion to all holders of the Series B Preferred Stock. The effective date of the Mandatory Conversion will be April 14, 2010.

There will be no impact on the earnings per share of the Company as a result of the consummation of the Mandatory Conversion since the effect of the Mandatory Conversion has already been assumed in the earnings per share calculations reported for prior quarters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B of I HOLDING, INC.

Date: March 3, 2010	By:	/s/ Andrew J. Micheletti
Andrew J. Micheletti
Senior Vice President Chief Financial Officer